EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Announces Earnings For Third Quarter 2013

Sparta, Michigan – October 31, 2013 – ChoiceOne Financial Services, Inc.(OTCBB:COFS), parent company for ChoiceOne Bank, reported net income of $1,201,000 for the third quarter of 2013 compared to $1,122,000 in the same period in 2012. Earnings per share were $0.37 for the third quarter of 2013 compared to $0.34 for the third quarter in the prior year. Net income for the first nine months of 2013 was $3,748,000 or $1.14 per share, compared to $3,158,000 or $0.96 per share in the same period in 2012.

“As we are a local community bank, I am very pleased to report our earnings for this quarter,” said James Bosserd, President and Chief Executive Officer of ChoiceOne Financial Services, Inc. “Our third quarter net income increased 7 percent and our year-to-date net income increased 19 percent when compared to the same periods in 2012. Our loan growth in the last 12 months demonstrated our commitment to meeting the credit needs of the families, farmers, and businesses in our local communities. We experienced deposit growth of $5.2 million in our checking and savings accounts over the past 12 months as we continued to build new and expanded relationships with our clients. I am also pleased to report that by actively managing our other real estate owned properties, we reduced this balance from $2.0 million as of December 31, 2012 to $965,000 as of September 30, 2013.”

The increases in net income in both the third quarter and first nine months of 2013 compared to the same periods in 2012 were primarily due to a lower provision for loan losses. The impact of the lower provision was partially offset by lower net interest income and lower noninterest income in the third quarter of 2013 and by lower noninterest income and higher noninterest expense in the first nine months of 2013.

Net interest income decreased $121,000 in the third quarter of 2013 and increased $45,000 in the first nine months of 2013 compared to the same periods in 2012. Average earning assets increased $3.6 million in the first nine months of 2013 compared to the same period in 2012. The average balance of loans increased $4.4 million as average commercial loans were $2.1 million higher and residential mortgage loans were $1.6 million higher in the first three quarters of 2013 than in the same period in 2012. The average balance of securities was $6.8 million higher as securities were purchased during 2012 to provide growth in earning assets. ChoiceOne’s net interest spread increased 4 basis points in the first nine months of 2013 compared to the same period in 2012. The interest spread increase was caused by reductions in rates paid on funding sources that were greater than reductions in rates earned on loans and investment securities.

The provision for loan losses was $0 in the third quarter and $300,000 in the first nine months of 2013, compared to $500,000 and $1,975,000, respectively, in the same periods in 2012. The lower provision in the third quarter and first nine months of 2013 was due to lower net charge-offs experienced in 2013 than in the same periods in the prior year. Net charge-offs were $152,000 in the third quarter of 2013 and $440,000 in the first nine months of 2013, compared to $336,000 and $1,415,000, respectively, in the same periods in the prior year. ChoiceOne’s allowance for loan losses was 1.81 percent of total loans as of September 30, 2013, compared to 1.86 percent as of June 30, 2013 and 1.88 percent as of December 31, 2012. Total nonperforming loans were $7.4 million as of September 30, 2013, compared to $6.2 million as of June 30, 2013 and $6.8 million as of December 31, 2012. The increase in nonperforming loans in the third quarter of 2013 was due to an increase of $1.6 million in nonaccrual loans during the quarter. The increase in nonaccrual loans was comprised of $0.5 million in residential real estate loans, $0.4 million in commercial and industrial loans, and $0.3 million in both commercial real estate and agricultural loans. Nonperforming loans included $4.4 million of loans classified as troubled debt restructurings as of September 30, 2013, of which $4.3 million was current as to payments and performing according to their new terms.

Noninterest income was $324,000 lower in the third quarter of 2013 and $341,000 lower in the first nine months of 2013 than in the same periods in 2012. Customer service charges increased $88,000 and $274,000 in the third quarter and first nine months of 2013, respectively, compared to the same periods in the prior year as a result of growth in overdraft and debit card fee income. Insurance and investment commission income grew $124,000 in the third quarter of 2013 and $85,000 in the first nine months of 2013 as a result of increased sales of investment products in 2013. Gains on sales of loans declined $151,000 in the third quarter and grew $63,000 in the first nine months of 2013 compared to the same periods in 2012. Longer term mortgage rates began to rise late in the second quarter of 2013 and continued to increase in the third quarter. The increase in interest rates caused a reduction in mortgage refinancing activity in the third quarter and may continue to impact mortgage volume in the remainder of 2013. Gains on sales of securities declined $8,000 in the third quarter and $218,000 in the first nine months of 2013 compared to the same periods in 2012 due to a lower level of sales activity and rising rates, which eliminated some of the potential for gains. Net losses on sales of other assets increased $439,000 in the third quarter and $500,000 in the first nine months of 2013 compared to the same periods in the prior year as a result of more write-downs of foreclosed properties. The increase in other noninterest income in the third quarter of 2013 compared to the same quarter in 2012 resulted from new fees instituted in 2013 as well as growth in other income sources. The decrease in other noninterest income in the first nine months of 2013 compared to the same period in 2012 was due to a death benefit received on bank-owned life insurance in the first quarter of 2012.

Noninterest expense decreased $39,000 in the third quarter of 2013 and increased $439,000 in the first nine months of 2013 compared to the same periods in 2012. Salaries and benefits expense grew $138,000 in the third quarter and $437,000 in the first nine months of 2013 compared to the same periods in 2012. The increase was a result of higher costs associated with salaries, commissions, and health insurance. Data processing expense decreased $31,000 in the third quarter of 2013 and increased $106,000 in the first nine months of 2013 compared to the same periods in the prior year due to changes in operational costs associated with ATM and electronic banking expenses. Decreases in professional fees of $66,000 in the third quarter and $73,000 in the first nine months of 2013 compared to the same periods in 2012 were due to lower legal and consulting expenses. Loan and collection expense was $65,000 and $130,000 lower in the third quarter and first nine months of 2013 compared to the same periods in the prior year as a result of lower costs related to collection of nonperforming loans and maintenance of foreclosed properties.

Total assets decreased $1.0 million in the third quarter of 2013 and $11.6 million in the 12 months ended September 30, 2013. Cash and cash equivalents increased $3.4 million in the third quarter of 2013 and decreased $13.3 million in the last 12 months due to the timing of loan and deposit growth. Securities declined $3.7 million in the third quarter of 2013 and $10.8 million in the last 12 months as loan growth used available funds from securities maturities and deposit growth. Net loans were unchanged in the third quarter of 2013 and grew $13.3 million in the 12 months ended September 30, 2013. Most of the growth in the last 12 months was provided by commercial loans, which increased $13.6 million. Total deposits increased $1.9 million in the third quarter of 2013 and have decreased $13.7 million in the last 12 months. Local certificates of deposits have declined $15.4 million in the past 12 months while checking and savings deposits have grown $5.3 million. Borrowings decreased $3.0 million in the third quarter of 2013 as a result of a matured advance from the Federal Home Loan Bank while the increase of $2.9 million in the last 12 months was primarily due to additional advances taken in the second quarter of 2013.

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates 12 full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the OTCBB under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website at www.choiceone.com.

Condensed Balance Sheets
(Unaudited)

(In Thousands)	9/30/2013	6/30/2013	12/31/2012	9/30/2012
Cash and Cash Equivalents	$13,694	$10,341	$19,034	$26,966
Securities	131,192	134,933	138,242	141,958
Loans Held For Sale	973	1,529	1,874	887
Loans, Net of Allowance For Loan Losses	309,980	309,971	305,616	296,710
Premises and Equipment	12,142	12,294	12,121	11,736
Cash Surrender Value of Life Insurance Policies	10,195	10,120	9,970	9,891
Goodwill and Other Intangible Assets	15,116	15,227	15,452	15,564
Other Assets	5,443	5,339	6,604	6,599

Total Assets	$498,735	$499,754	$508,913	$510,311

Noninterest-bearing Deposits	$92,078	$97,066	$101,861	$82,092
Interest-bearing Demand Deposits	134,801	126,576	127,375	151,176
Savings Deposits	63,171	66,547	63,406	51,556
Local Certificates of Deposit	116,304	114,249	130,057	131,668
Nonlocal Certificates of Deposit	—	—	1,500	3,548
Borrowings	28,617	31,577	19,992	25,690
Other Liabilities	2,963	3,153	4,216	4,245

Total Liabilities	437,934	439,168	448,407	449,975

Shareholders’ Equity	60,801	60,586	60,506	60,336

Total Liabilities and Shareholders’ Equity	$498,735	$499,754	$508,913	$510,311

Condensed Statements of Income
(Unaudited)

	Quarter Ended		Nine Months Ended
(In Thousands, Except Per Share Data)	9/30/2013	9/30/2012	9/30/2013	9/30/2012
Interest Income
Loans, including fees	$3,935	$4,272	$11,943	$12,783
Securities	797	823	2,407	2,480
Other	3	8	8	19
Total Interest Income	4,735	5,103	14,358	15,282

Interest Expense
Deposits	317	499	1,031	1,643
Borrowings	27	92	61	418
Total Interest Expense	344	591	1,092	2,061

Net Interest Income	4,391	4,512	13,266	13,221
Provision for Loan Losses	—	500	300	1,975
Net Interest Income After Provision
for Loan Losses	4,391	4,012	12,966	11,246

Noninterest Income
Customer service charges	963	875	2,735	2,461
Insurance and investment commissions	288	164	631	546
Gains on sales of loans	295	446	1,269	1,206
Gains on sales of securities	13	21	89	307
Losses on sales of other assets	(520)	(81)	(820)	(320)
Other income	285	223	809	854
Total Noninterest Income	1,324	1,648	4,713	5,054

Noninterest Expense
Salaries and benefits	2,119	1,981	6,236	5,799
Occupancy and equipment	580	574	1,742	1,711
Data processing	472	503	1,485	1,379
Professional fees	185	251	577	650
Loan and collection expense	98	163	275	405
Other expense	674	695	2,317	2,249
Total Noninterest Expense	4,128	4,167	12,632	12,193

Income Before Income Tax	1,587	1,493	5,047	4,107
Income Taxes	386	371	1,299	949

Net Income	$1,201	$1,122	$3,748	$3,158

Basic Earnings Per Share	$0.37	$0.34	$1.14	$0.96
Diluted Earnings Per Share	$0.37	$0.34	$1.14	$0.96

Performance Ratios
Return on Average Assets (Annualized)			1.00%	0.84%
Return on Average Equity (Annualized)			8.18%	7.13%
Net Interest Margin (Tax Equivalent) (1)			3.99%	3.95%
Efficiency Ratio			70.6%	67.9%
Net Loan Charge-offs			$440	$1,415
Net Loan Charge-offs as Percentage of
Average Loans (Annualized)			0.19%	0.61%

(1)    The presentation of net interest margin on a tax-equivalent basis is not in accordance with generally accepted accounting principles (“GAAP”), but is customary in the banking industry. This non-GAAP measure ensures comparability of net interest margin arising from both taxable and tax-exempt loans and investment securities. The tax-equivalent adjustment uses an incremental tax rate of 34%.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management’s determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary) and management’s assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. Statements regarding future gains on sales of loans are forward-looking. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their abilities to repay loans; changes in the local and national economies; changes in market conditions; the level and timing of asset growth; various other local and global uncertainties such as acts of terrorism and military actions; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about capital levels and credit availability and concerns about the Michigan economy in particular. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2337 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.